Contact:
Richard S. Foote
President & Chief Executive Officer
212-688-2341

FOR IMMEDIATE RELEASE

HIGHBURY STOCKHOLDERS APPROVE ACQUISITION OF
THE U.S. MUTUAL FUND BUSINESS OF ABN AMRO

DENVER, COLORADO, November 27, 2006 - Highbury Financial Inc. (“Highbury”) (OTCBB: HBRF; HBRFW; HBRFU), announced today that its stockholders have approved four proposals, including (i) the acquisition of the U.S. mutual fund business of the ABN AMRO Group, (ii) an amendment to Highbury’s certificate of incorporation to remove provisions inapplicable to Highbury following the consummation of the acquisition, (iii) the election of Mr. Russell Appel as a director, and (iv) the potential adjournment of the annual meeting to solicit additional proxies, which was not necessary and did not occur. The vote to approve these proposals took place today at Highbury’s annual meeting of stockholders. The acquisition is expected to close on November 30, 2006.

Richard S. Foote, President and Chief Executive Officer of Highbury, stated, “We are very pleased our stockholders have approved the acquisition. The consummation of this transaction, which we expect to occur on November 30, 2006, establishes Highbury as an investment management holding company for which the ABN AMRO Funds, to be renamed the Aston Funds, is a platform for internal growth and add-on acquisitions. Aston Asset Management LLC, Highbury’s majority-owned affiliate, will operate the business keeping its management team in place. Highbury will continue to pursue acquisitions of majority equity interests in high quality investment management firms through Aston and directly. We believe our ability to provide permanent equity capital solutions to owners of investment management firms and our desire to leave material equity interests with management teams will be attractive to potential partners.”

About the Companies

Highbury was formed on July 13, 2005 for the purpose of acquiring one or more financial services businesses and consummated its initial public offering on January 31, 2006. Highbury has 9,635,000 common shares and 15,820,000 warrants issued and outstanding.

Aston Asset Management LLC was formed on April 19, 2006 and will act as investment advisor to 19 no-load mutual funds, including 15 equity funds and four fixed income funds, with approximately $5.5 billion of assets under management as of October 24, 2006.

Forward-Looking Statements

This press release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.